SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

BlackRock New York Municipal Bond Trust

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Boaz R. Weinstein

Stephen J. Flanagan

Frederic Gabriel

Thomas H. McGlade

Jassen Trenkow

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

June 14, 2019

SHAREHOLDERS OF THE BLACKROCK NEW YORK MUNICIPAL BOND TRUST:

IT IS TIME TO HOLD YOUR FUND ACCOUNTABLE FOR POOR PERFORMANCE1 AND HIGH FEES!

IT IS EXTREMELY IMPORTANT THAT YOU COMPLETE, SIGN, AND RETURN YOUR FUND’S ENCLOSED GOLD PROXY CARD.

In recent weeks, you may have noticed BlackRock Municipal Bond Trust ("BQH" or the "Fund") sending you letters alleging that we at Saba Capital Management, L.P. ("Saba," "we' or "us") are working towards something other than the betterment of ALL of our fellow shareholders. This is simply not the case. In fighting our proxy campaign, we believe that the board of trustees of the Fund (the "Board") is merely fighting for their own interests.

We also want to point out that the Fund’s Total Expense Ratio was 2.78% in 2018. If you are hesitant to believe the number is really this high then go to Morningstar.com and see for yourself.2 Add to this the fact that as a result of such high expenses, the Fund only generated 3.84% of net investment income for shareholders in 2018.3

For the past five years BQH has traded at price that is on average 10% less than the actual value of its holding.4 There are simple actions BQH or its advisor, BlackRock Advisors, LLC, could take to generate a significant return for all shareholders.

We strongly believe your vote for Saba's nominees (Proposal 1) and its precatory proposal to declassify the Board (Proposal 2) may allow us to fight for lower fees and better performance.

Please take a few minutes to sign, date and mail the GOLD proxy card following the instructions on the enclosed card. Please vote FOR ALL on “Proposal 1” and FOR on “Proposal 2” Your vote will help allow us to get you the value you deserve for your investment.

Sincerely,

Saba Capital Management, L.P.

Information About the Participants

Saba Capital Management, L.P. (“Saba Capital”), Boaz R. Weinstein (“Mr. Weinstein,” and together with Saba Capital, “Saba”), Thomas H. McGlade (“Mr. McGlade”), Frederic Gabriel (“Mr. Gabriel”), Jassen Trenkow (“Mr. Trenkow”) and Stephen J. Flanagan (“Mr. Flanagan,” and together with Messrs. McGlade, Gabriel and Trenkow, the “Nominees,” and together with Saba, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of BlackRock New York Municipal Bond Trust(the “Fund”). All shareholders of the Fund are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card is being furnished to some or all of the Fund’s shareholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by Saba with the SEC on May 28, 2019. This document is available free of charge from the sources indicated above.

_________________________

1 CEF Advisors classifies 19 funds as NY Municipal Bond Funds; the 52 week average discount of these funds is 8.9% as of 6/13/2019. BQH’s 52-week average discount is -13.4%.

2 "The asset-weighted average expense ratio for active funds fell to 0.67% in 2018 from 0.71% in 2017." Morningstar. U.S. Fund-Fee Study, April 2019.

3 See the Fund's semi-annual report, filed on May 3, 2019 with the SEC.

4 Calculated based on the Fund’s daily published NAV and the closing price of its Common Shares on its primary exchange. Source: Bloomberg.